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                                                                   EXHIBIT 10.11

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            WI-TENN RESTAURANTS, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

         THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 8th day of November, 2004, by and among O'CHARLEY'S INC., a Tennessee corporation, whose address is 3038 Sidco Drive, Nashville, Tennessee 37204 ("O'CHARLEY'S"), and WI-TENN INVESTORS, LLC, a Delaware limited liability company, having an address of 5182 Colleton Way, Brentwood, Tennessee 37027 ("JV PARTNER"), (each, together with the other persons who may become members under the terms of this Agreement, a "MEMBER" and collectively, the "MEMBERS").

                                   WITNESSETH:

         WHEREAS, O'Charley's, as a result of the expenditure of time, skill, effort and money, has developed and owns the rights to develop and operate a unique system of full service varied menu casual dining restaurants which feature freshly prepared items such as hand-cut and aged steaks, fresh chicken, seafood, homemade yeast rolls and fresh-cut salads with special recipe dressing and which serve alcoholic beverages through a full-service bar all under the trademark O'Charley's(R) (the "SYSTEM");

         WHEREAS, the distinguishing characteristics of the System include, without limitation, distinctive exterior and interior design, decor, color schemes, awnings, neon lighting and furnishings, special recipes and menu items, uniform standards, specifications and procedures for operations, quality and uniformity of products and services offered, procedures for inventory management and financial control, training and assistance, and advertising and promotional programs, all of which may be changed, improved and further developed by O'Charley's from time to time;

         WHEREAS, O'Charley's identifies the System by means of certain trade names, service marks, trademarks, emblems and indicia of origin, including, but not limited to, the mark O'Charley's(R) and such other trade names, service marks and trademarks as are now designated (and may hereafter be designated by O'Charley's) for use in connection with the System (the "PROPRIETARY MARKS");

         WHEREAS, O'Charley's continues to develop, use and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder and under the System, and to represent the System's high standards of quality, appearance and service;

         WHEREAS, the Members hereto desire to enter into this Agreement for the purpose of (a) forming a limited liability company under and pursuant to the Act (as defined below), to

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conduct business as an owner and operator of O'Charley's restaurants as a limited liability company, and to set forth the mutual rights and obligations of the Members in this Agreement; (b) owning and operating one or more O'Charley's restaurants utilizing the System; and (c) obtaining a franchise from O'Charley's for that purpose; and

         WHEREAS, O'Charley's, as franchisor, and the LLC, as franchisee, will contemporaneously herewith enter into a Franchise Agreement and a Development Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 DEFINITIONS. As used herein the following terms have the indicated meanings:

                  1.1.1 "Act" means the Delaware Limited Liability Company Act, being Title 6, Sections 18-101 to 18-1109 of the Delaware Code Annotated, as amended from time to time, and any corresponding provisions of any successor legislation.

                  1.1.2 "Adjusted Capital Account Deficit" means, with respect to any Member and with respect to any period of time, the deficit balance, if any, in such Member's Capital Account as of the end of such period, after giving effect to the following adjustments:

                           (i) Credit to such Capital Account any amounts that
such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

                           (ii) Debit to such Capital Account the items
described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
1.704-1(b)(2)(ii)(d)(5) , and 1.704-1(b)(2)(ii)(d)(6) .

                  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  1.1.3 "Affiliate" means any person directly or indirectly controlling, controlled by, or under common control with such person.

                  1.1.4 "Agreement" means this Limited Liability Company

Agreement, as amended from time to time.

                  1.1.5 "Assign" means to make an Assignment.

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                  1.1.6 "Assignment" means any transfer, alienation, sale,
conveyance, assignment, or other disposition of all or any part of an existing Membership Interest in the LLC, by operation of law or otherwise, hypothecation, mortgage, lien, pledge, encumbrance, or granting of a security interest.

                  1.1.7 "Available Cash Flow" means all cash, revenues, and funds received by the LLC, less the sum of the following to the extent paid or set aside by the LLC (which shall be paid from the cash, revenues and funds received by the LLC in the following priority): (a) all trade payables and expenses of the LLC; (b) all principal and interest payments due on senior indebtedness and capitalized leases, including all principal and interest payments due on indebtedness of the LLC owed to GE Capital Franchise Finance Corporation (or any other lender, from time to time, providing senior debt financing to the LLC); (c) all principal and accrued interest outstanding under the Revolving Loan Agreement; and (d) such approved capital expenditures and reserves as the Board deems reasonably necessary for the proper operation of the LLC's business.

                  1.1.8 "Board" means the Board of Managers of the LLC established pursuant to Article VII.

                  1.1.9 "Board Member" has the meaning given to such term in
Section 7.3 hereof.

                  1.1.10 "Capital Account" in respect of any Member means the account established for that Member pursuant to Section 5.1 hereof, as such account may be adjusted from time to time in accordance with this Agreement.

                  1.1.11 "Capital Contribution" shall mean any contribution to the capital of the LLC in cash or the initial Gross Asset Value of any property (other than cash) contributed by a Member whenever made.

                  1.1.12 "Certificate of Formation" means the Certificate of Formation of the LLC filed in the Office of the Secretary of State of the State of Delaware, as amended from time to time.

                  1.1.13 "Closing" has the meaning given to such term in Section
11.7 hereof.

                  1.1.14 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of any successor legislation.

                  1.1.15 "Company Minimum Gain" has the same meaning as the term "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                  1.1.16 "Depreciation" means, for each fiscal year or other shorter period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period,

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Depreciation shall be an amount that bears the same ratio to such beginning
Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

                  1.1.17 "Development Agreement" means that certain Development Agreement, of even date herewith, between the LLC, the JV Partner and O'Charley's.

                  1.1.18 "Dissolution Event" has the meaning given to such term in Section 12.2 hereof.

                  1.1.19 "Entity" means any corporation, partnership, trust, limited liability company, or other entity.

                  1.1.20 "Financial Rights" means a Member's rights as a member of the LLC (a) to share in Net Income and Net Loss to the extent provided in this Agreement, and (b) to share in distributions to the extent provided in this Agreement.

                  1.1.21 "Franchise Agreement(s)" means any or all of those certain Operating Agreements between the LLC, the JV Partner and O'Charley's relating to restaurants to be developed pursuant to the Development Agreement.

                  1.1.22 "Governance Rights" means all of a Member's rights as a member of the LLC other than Financial Rights.

                  1.1.23 "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Gross Asset Value of any asset
contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to in writing by the Board and such Member;

                           (ii) The Gross Asset Values of all Company assets
shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

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                           (iii) The Gross Asset Value of any item of Company
assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as agreed to in writing by the Board and such Member; and

                           (iv) The Gross Asset Values of Company assets shall
be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph
(vi) of the definition of "Net Income" and "Net Loss" or Section 5.4(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
(ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or
(iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

                  1.1.24 "Gross Sales" has the meaning set forth in the Franchise Agreement.

                  1.1.25 "JV Partner" means Wi-Tenn Investors, LLC, a Delaware limited liability company having an address of 5182 Colleton Way, Brentwood, Tennessee 37027.

                  1.1.26 "LLC" or "Company" means Wi-Tenn Restaurants, LLC, a Delaware limited liability company.

                  1.1.27 "Loan Program" means the financing program provided by GE Capital Franchise Finance Corporation under that certain Program Agreement dated as of November __, 2004 with O'Charley's and the LLC or any successor senior indebtedness.

                  1.1.28 "Majority in Interest" and "majority in interest of the remaining Members" each mean Members (other than any Members excluded from the applicable vote, consent or other action by the terms of this Agreement or the
Act) holding an interest in over fifty percent (50%) of the capital and profits of the LLC.

                  1.1.29 "Majority of the Membership Interests" and "majority of the voting power" each mean over fifty percent (50%) of the Membership Percentages (exclusive of any Membership Percentages excluded from the applicable vote, consent or other action by the terms of this Agreement or the
Act).

                  1.1.30 "Members" means the persons who are, from time to time, admitted as members of the LLC pursuant to the Act and this Agreement and whose names are set forth on Exhibit A which is attached hereto and made part of this Agreement, as such Exhibit A may be amended from time to time.

                  1.1.31 "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

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                  1.1.32 "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

                  1.1.33 "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

                  1.1.34 "Membership Interest" means a Member's interest in the LLC, which, when expressed as a percentage of all Membership Interests in the LLC, shall be equal to such Member's Membership Percentage.

                  1.1.35 "Membership Percentage" means the percentage interest of a Member as shown on Exhibit A, as amended from time to time, as provided in
Section 4.6 hereof or as otherwise required by this Agreement, the Act, or the Code.

                  1.1.36 "Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

                  1.1.37 "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

                  1.1.38 "Net Income" and "Net Loss," for each fiscal year or other period, means an amount equal to the Company's taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                           (i) Any income of the Company that is exempt from
federal income tax and not otherwise taken into account in computing Net Income or Not Loss pursuant to this definition of "Net Income" and "Net Loss" shall be added to such taxable income or loss;

                           (ii) Any expenditures of the Company described in
Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) , and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of "Net Income" and "Net Loss," shall be subtracted from such taxable income or loss;

                           (iii) In the event the Gross Asset Value of any
Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

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                           (iv) Gain or loss resulting from any disposition of
property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                           (v) In lieu of the depreciation, amortization, and
other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year or other period, computed in accordance with the definition of Depreciation;

                           (vi) To the extent an adjustment to the adjusted tax
basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

                           (vii) Notwithstanding any other provision of this
definition, any items that are specially allocated pursuant to Section 5.4 or
Section 5.5 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to the specially allocated pursuant to Section 5.4 and 5.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

                  1.1.39 "New Member" means any person other than the JV Partner and O'Charley's.

                  1.1.40 "O'Charley's" means O'Charley's Inc., a Tennessee corporation.

                  1.1.41 "Regulations" means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

                  1.1.42 "Regulatory Allocations" has the meaning set forth in
Section 5.4 hereof.

                  1.1.43 "Restaurant(s)" has the meaning set forth in Section
3.1 hereof.

                  1.1.44 "Revolving Loan Agreement" means the Revolving Loan Agreement between the LLC and O'Charley's pursuant to which O'Charley's will make available to the LLC, subject to the terms of the Revolving Loan Agreement, a revolving line of credit in the maximum principal amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

                  1.1.45 "Successor" means a person's executor, administrator, guardian, conservator, other legal representative, or successor or assign.

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                  1.1.46 "TMM" means the person designated by the Board to be the Tax Matters Member.

                  1.1.47 "Year of Termination" means the fiscal year during which the final distribution of assets is completed.

                                   ARTICLE II.
                                  ORGANIZATION

         2.1 FORMATION. On October 12, 2004, the LLC was formed by the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware.

         2.2 ADOPTION OF AGREEMENT. The Members hereto hereby adopt this Agreement as the limited liability company agreement of the LLC, as the term "limited liability company agreement" is used in the Act, to set forth the rules, regulations, and provisions regarding the governance of the LLC, the conduct of its business, and the rights and privileges of its Members.

         2.3 NAME. The name of the LLC shall be Wi-Tenn Restaurants, LLC. The LLC may adopt and conduct its business under such assumed or trade names as may be determined by the Board from time to time. The LLC shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

         2.4 PRINCIPAL PLACE OF BUSINESS. The initial registered agent and registered office of the LLC shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The principal executive office of the LLC shall be located at 3038 Sidco Drive, Davidson County, Nashville, Tennessee 37204, or such other place as the Board may from time to time determine.

                                  ARTICLE III.
                               PURPOSE AND POWERS

         3.1 PURPOSE. The exclusive purpose of the LLC shall be to own and operate those certain casual restaurants know as O'Charley's to be established by the LLC pursuant to the Development Agreement, (individually, a "RESTAURANT," or collectively, the "RESTAURANTS"), utilizing the System and Proprietary Marks owned by O'Charley's. Each Restaurant shall be operated pursuant to a separate Franchise Agreement to be executed between O'Charley's, as franchisor, and the LLC, as franchisee. The LLC shall not engage in any other business or activities except those activities necessary or incidental to the accomplishment of its purpose set forth herein. The purpose, authority, and scope of the LLC shall extend no further than the purpose set forth in this Section 3.1. This Agreement shall not be deemed or construed to create a relationship between the Members with respect to any activities whatsoever, except for those activities required for the accomplishment of the LLC's purpose as specified in this Section 3.1. Each Member acknowledges that neither the LLC nor any Member (except O'Charley's) shall

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have the right to establish any O'Charley's restaurants, except such Restaurants as the LLC may establish pursuant to executed Franchise Agreements. Each Member acknowledges and agrees that O'Charley's is the sole and exclusive owner of the System and the Proprietary Marks and neither the LLC nor any Member (except O'Charley's) has any right, title or interest in or to the System or the Proprietary Marks, except as specifically provided in executed Franchise Agreements. Nothing contained herein shall be construed as obligating
O'Charley's to approve additional restaurants on behalf of the LLC (except as specifically contemplated by the Development Agreement), or to grant additional franchises or to execute additional Franchise Agreements with the LLC. Except as otherwise provided in the Development Agreement or any Franchise Agreement, nothing contained herein shall be construed as limiting O'Charley's right to open, or license others to open, O'Charley's restaurants at any location, and neither the LLC nor any Member (except O'Charley's) shall have any interest in such restaurants.

         3.2 POWERS. The LLC may exercise all powers that may be legally exercised by limited liability companies under the Act necessary or convenient to carry out its business and affairs and to effectuate the purpose described in
Section 3.1 hereof.

                                   ARTICLE IV.
                 CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

         4.1 INITIAL CAPITAL CONTRIBUTION. The JV Partner shall be credited with having made an initial Capital Contribution to the LLC in cash in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which shall be contributed upon the execution hereof.

         4.2 INTEREST ON AND RETURN OF CAPITAL ACCOUNTS. Except as set forth in the next succeeding sentence, no Member shall be entitled to any interest from his Capital Account or on its Capital Contribution and, except as otherwise provided herein, no Member shall have the right to demand or to receive the return of all or any part of his Capital Account or of his Capital Contributions. Notwithstanding the preceding sentence, the initial cash Capital Contribution by JV Partner shall be entitled to a preferred return accruing on the balance of such contribution remaining unexpended by the LLC, from time to time, at a rate equal to the "Overnight Repurchase Rate" as set forth in The Wall Street Journal (to be set for each calendar quarter on the first business day of such calendar quarter), until such amount is fully expended by the LLC in accordance with the provisions of this Agreement. The preferred return accruing from time to time on such unexpended balance shall be disbursed quarterly on the last business day at each calendar quarter by the LLC to the JV Partner by remittance of a check drawn on the operating account of the LLC payable as the JV Partner may direct from time to time.

         4.3 ADDITIONAL CONTRIBUTIONS.

                  4.3.1 ADDITIONAL CONTRIBUTION PROCEDURES; SECURITY FOR ADDITIONAL CONTRIBUTIONS. The JV Partner shall also contribute, from time to time, as needed for the LLC's business, additional amounts up to an aggregate of Two Hundred Fifty Thousand and No/Dollars ($250,000.00) in cash. Such additional capital contributions shall be made in increments of not less than Fifty Thousand and No/100 Dollars ($50,000.00) each (each such contribution herein

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referred to an "ADDITIONAL CONTRIBUTION") on such dates as may be reasonably necessary for the purposes set forth in this Section 4.3.1.

         Each such Additional Contribution shall be funded by JV Partner on not less than ten (10) business days' advance written notice to the JV Partner by the LLC, in the case of Section 4.4(ii) or (iii), and by O'Charley's, in the case of Section 4.4(i) or (iv), which notice shall specify the date the Additional Contribution is due, describe in reasonable detail the proposed use for such Additional Contribution and confirm the resulting capital account balance of the JV Partner after giving affect to each such Additional Contribution.

         Each Additional Contribution shall constitute additional equity from the JV Partner and, in the case of Section 4.4(ii) or (iii) shall be expended by the LLC promptly in furtherance of the LLC's business purposes in accordance with the stated purposes of the LLC as set forth in Section 3.1. The JV Partner shall be entitled to a preferred return as described in Section 4.2 with respect to any balance of any Additional Contribution remaining unexpended by the LLC from time to time. The JV Partner shall not be entitled to demand or receive a return of all or any part of any such Additional Contributions, except as otherwise provided herein.

         To assure availability of monies to fund each Additional Contribution as and when required pursuant to this Section 4.3.1, JV Partner shall provide, or cause its members to provide, the LLC with one or more irrevocable letters of credit issued by a commercial bank, federally chartered savings and loan association or other nationally-recognized financial institution satisfactory to the LLC and O'Charley's in an aggregate amount which shall at all times be sufficient to satisfy the requirements set forth herein for the aggregate Additional Contribution. Such letter(s) of credit must be able to be drawn upon within the States of Tennessee or Wisconsin by the LLC, in the case of Section 4.4(ii) or (iii) (if such Additional Contribution is not otherwise paid by the JV Partner), and by O'Charley's, in the case of Section 4.4(i) or (iv). In the event that notice of non-renewal of any such letter of credit is received and a replacement letter of credit is not provided by the JV Partner (or the respective member) at least thirty (30) days prior to the date such letter of credit is set to expire, O'Charley's shall have the right to draw upon such letter of credit up to the maximum amount of Additional Contributions then-owing. By mutual written agreement of each of the parties hereto, alternative methods of assuring the availability of monies to fund each Additional Contribution may be substituted in place of providing irrevocable letters of credit.

                  4.3.2 PRE-OPENING BUDGET. The amounts required under the Pre-Opening Budget (as defined in Section 10.6 hereof) for each Restaurant shall be funded as follows:

                           (i) first, in the case of the initial Restaurant, from the initial Capital Contribution funded by the JV Partner and, in the case of any subsequent Restaurant, from the Additional Contributions required to be made pursuant to Section 4.3.1;

                           (ii) next, up to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) under the Loan Program; and

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                           (iii) next, up to Two Hundred Fifty Thousand and
         No/100 (Dollars ($250,000.00) under the Revolving Loan Agreement.

                  4.3.3 OPERATING CAPITAL DEFICIENCIES. In the event of any deficiency in the amounts required to fund the Unit Operating Budget (as defined in Section 10.7 hereof) or the Operating Budget (as defined in Section 10.8 hereof), such cash flow deficiencies shall be funded as follows:

                           (i) first, from amounts available as Additional Contributions required to be made pursuant to Section 4.3.1; and

                           (ii) next, from the Revolving Loan Agreement.

                  4.3.4 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as specifically set forth herein, no Member shall be required to make any additional Capital Contribution. Members may make such additional Capital Contributions as may be approved, from time to time, by the Board.

         4.4 USE/DISBURSEMENT OF CAPITAL CONTRIBUTIONS. The initial Capital Contribution and the Additional Contributions shall be disbursed by the LLC as follows:

                           (i) first, to O'Charley's in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in the event the first Restaurant to be developed by the LLC is not opened in accordance with the Development Agreement;

                           (ii) next, to any operating capital required for the initial Restaurant under Section 4.3.3 hereof;

                           (iii) next, to any capital required to construct and open subsequent Restaurants, if any, under Section 4.3.2 hereof; and

                           (iv) next, to the repayment of amounts outstanding under the Revolving Loan Agreement if a second Restaurant is not opened in accordance with the Development Agreement or upon the election by O'Charley's to exercise the O'Charley's Purchase Option pursuant to
         Section 11.6 hereof.

         4.5 WITHDRAWAL OR REDUCTION OF MEMBERS' CAPITAL CONTRIBUTIONS. No Member shall have the right to withdraw from the LLC. A Member shall not receive out of the LLC's property all or any part of such Member's Capital Contributions, except as provided in Sections 5.7 and 12.3 hereof.

         4.6 MEMBERSHIP INTERESTS AND AMENDMENTS TO EXHIBIT A. Each Member shall be credited with the Membership Interest (expressed as a percentage of all Membership Interests) and Capital Contribution set forth opposite such Member's name on Exhibit A. The amounts shown on Exhibit A with respect to Capital Contributions and Membership Interests shall, from time to time, be appropriately amended to reflect changes to such amounts as a result of any additional Capital Contributions by Members, any withdrawals or reductions in Capital

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Contributions, admission of any New Members to the LLC, or any Assignments of
Membership Interests. Exhibit A shall also be amended from time to time to reflect any changes in the addresses of Members.

         4.7 LOANS AND GUARANTEES BY O'CHARLEY'S.

                  4.7.1 REVOLVING LOAN AGREEMENT. O'Charley's will enter into the Revolving Loan Agreement with the LLC on the terms and subject to the conditions set forth in the Revolving Loan Agreement to fund in accordance with
Section 4.3.2 the Pre-Opening Budget and in accordance with Section 4.3.3, to fund cash flow deficiencies under the Operating Budget.

                  4.7.2 DISCRETIONARY LOANS. In the event the LLC is in need of additional funds, O'Charley's may, but shall not be obligated to, make loans to the LLC. Any such loan shall bear interest at a rate, and shall have repayment terms, as the Board shall approve.

                  4.7.3 LOAN PROGRAM GUARANTY. O'Charley's shall provide a guaranty of the Loan Program on such terms and conditions as O'Charley's and GE Capital Franchise Finance Corporation, or its Successor, shall agree, from time to time. If required under the Loan Program, the JV Partner (or its members) shall provide a guaranty of the Loan Program. O'Charley's shall use its good faith efforts to assist the JV Partner in obtaining the release of the O'Charley's guaranty upon the exercise of the JV Partner Purchase Option on the one hand, and the release of the JV Partner's guaranty (or guaranty of its members) upon the exercise of the O'Charley's Purchase Option on the other hand.

                                   ARTICLE V.
               ALLOCATION OF INCOME AND LOSSES; CASH DISTRIBUTIONS

         5.1 CAPITAL ACCOUNTS. The LLC will maintain a Capital Account for each Member in accordance with the following provisions:

             (i) To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.4 or Section 5.5 hereof, and (C) the amount of any LLC liabilities assumed by such Member or that are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the LLC by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the LLC makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2),

             (ii) To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Net Loss and any items in

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the nature of expenses or losses that are specially allocated pursuant to
Section 5.4 or Section 5.5 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the LLC,

             (iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interests, and

             (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the LLC or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XII hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the LLC's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

         5.2 NET INCOME. After giving effect to the special allocations set forth in Sections 5.4 and 5.5, Net Income for any fiscal year or other shorter period shall be allocated to the Members as follows:

         (a) First, to the JV Partner until the cumulative allocations of Net Income under this Section 5.2(a) for all periods is equal to the cumulative preferred returns actually distributed to the JV Partner pursuant to Section 4.2 for all periods; and

         (b) Thereafter, to the Members in proportion to their Membership Percentages.

         5.3 NET LOSSES. After giving effect to the special allocations set forth in Sections 5.4 and 5.5 and subject to Section 5.6, Net Loss for any fiscal year or other period shall be allocated to the Members in proportion to their Membership Percentages.

         5.4 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

                           (a) MINIMUM GAIN CHARGEBACK. Except as otherwise
provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is

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

a net decrease in Company Minimum Gain during any fiscal year or other period, each Member shall be specially allocated items of income and gain for such year or period (and, if necessary, subsequent years or periods) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                           (b) MEMBER MINIMUM GAIN CHARGEBACK. Except as
otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year or other period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year or period (and, if necessary, subsequent years or periods) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                           (c) QUALIFIED INCOME OFFSET. In the event any Member
unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5),
or Section 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this
Section 5.4(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.4(c) were not in the Agreement.

                           (d) GROSS INCOME ALLOCATION. In the event any Member
has a deficit Capital Account at the end of any fiscal year or other period that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.4(c) and this Section 5.4(d) were not in the Agreement.

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

                           (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions
for any fiscal year or other period shall be specially allocated to the Members in proportion to their respective Membership Percentage.

                           (f) MEMBER NONRECOURSE DEDUCTIONS. Any Member
Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                           (g) SECTION 754 ADJUSTMENTS. To the extent an
adjustment to the adjusted tax basis of any Company asset, pursuant to Code
Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the LLC, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the LLC in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         5.5. CURATIVE ALLOCATIONS. The allocations set forth in Sections 5.4 and 5.6 (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of LLC income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.2 and 5.3.

         5.6 LOSS LIMITATION. Net Losses allocated pursuant to Section 5.3 hereof shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year or shorter period. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation Net of Losses pursuant to Section 5.3 hereof, the limitation set forth in this Section 5.6 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

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

         5.7 OTHER ALLOCATION RULES.

                           (a) For purposes of determining the Net Income, Net
Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

                           (b) The Members are aware of the income tax
consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of LLC income and loss for income tax purposes.

                           (c) Solely for purposes of determining a Member's
proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Membership Percentages.

                           (d) To the extent permitted by Regulations Section
1.704-2(h)(3), the Board shall endeavor to treat distributions of Available Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

         5.8 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method permissible under the Regulations promulgated under Section 704(c) as determined by the Board. In the event the Gross Asset Value of any LLC asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

         5.9 DISTRIBUTION OF AVAILABLE CASH FLOW. The LLC may, in its discretion, make current distributions out of Available Cash Flow at such times as the Board may determine. Distributions shall be made in the following priority:

                  5.9.1 PROPORTIONAL DISTRIBUTIONS. The LLC shall distribute Available Cash Flow to the Members in proportion to their respective Membership Percentages.

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

                  5.9.2 DISTRIBUTION OF TAX AMOUNT. Notwithstanding anything else in this Article V to the contrary, the LLC shall distribute cash to the Members as provided in this Section 5.9.2 prior to each April 15 following the close of a fiscal year (or, at a Member's election, at such times during such year so as to coincide with the due dates of federal income tax estimated payments). In the event the federal income taxes that will be owed by any Member with respect to such fiscal year (computed as if such Member were an individual subject to federal income tax at the highest marginal rate for ordinary income of individuals) on any taxable income of the LLC allocated to such Member pursuant to this Agreement for the fiscal year is greater than the cumulative amount of distributions made to such Member pursuant to this Article V (other than this Section 5.9.2) during such year, then the LLC shall distribute additional cash to such Member (solely to the extent there is Available Cash
Flow) in an amount equal to such excess. Any distribution made to a Member pursuant to this Section 5.9.2 shall be treated as an advance of future amounts otherwise distributable to such Member pursuant to this Agreement (excluding this Section 5.9.2) and shall be recouped from the first such future distributions. Solely for purposes of this Section 5.9.2, Available Cash Flow shall be determined without regard to any principal amounts outstanding under the Revolving Loan Agreement.

         5.10 DISTRIBUTIONS UPON TERMINATION. Upon termination of the LLC, distributions will be made in accordance with Section 12.3.

         5.11 CONSEQUENCES OF DISTRIBUTIONS. Upon the determination to distribute, remit, or pay funds in any manner expressly provided in this Article V, made in good faith, no Member or Board Member shall incur any liability on account of such distribution, even though such distribution may have resulted in the LLC retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the LLC or necessitated the borrowing of funds by the LLC.

                                   ARTICLE VI.
                              MEMBERS AND MEETINGS

         6.1 MEETINGS. The Members shall meet at least once each fiscal year at such place, on such date and at such time as may be fixed by the Board for the purpose of electing Board Members and for the transaction of such other lawful business as may come before the meeting. Special meetings of the Members may be called by the President, the Board or any Member holding a Percentage Interest of at least twenty-five percent (25%), upon provision of written notice of demand to the Members or the Secretary of the Company. No business shall be acted upon at a special meeting that is not stated in the notice of the meeting. Member meetings may be held by telephone or any other communications equipment by means of which all participating Members can simultaneously hear each other during the meeting.

         6.2 QUORUM. No action may be taken at a meeting of the Members unless a quorum consisting of at least Members holding a Majority of the Membership Interests is present in person or by proxy. Once a Member is represented at any meeting, such Member is deemed to be present for the remainder of that meeting and for any adjournment. A meeting may be

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

adjourned, and notice of an adjourned meeting is not necessary if the date, time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

         6.3 ACTION BY WRITTEN CONSENT. Any action which may be taken by the Members under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by the Members who own Membership Percentages having voting power to cast not less than the minimum number of votes necessary for such action to be taken by the Members. All Members who do not participate in taking the action by written consent shall be given written notice thereof by the Secretary of the LLC promptly after such action has been taken.

         6.4 VOTING RIGHTS; REQUIRED VOTE. Each Member shall have voting power equal to such Member's Membership Percentage. At any meeting of the Members, each Member present (in person or by proxy) and entitled to vote shall have a number of votes equal to such Member's Membership Percentage. At any meeting of the Members at which a quorum is present (in person or by proxy), a majority of the voting power present (in person or by proxy) at the time the vote is taken is required to take action on a matter unless a vote of greater proportion is otherwise required by this Agreement, the Certificate or the Act.

         6.5 NOTICE OF MEMBERS' MEETINGS. Written or printed notice stating the place, date, and time of any meeting and, in the case of any special meeting, a statement of the purposes of the meeting and the person or persons calling the meeting, shall be sent by hand delivery or by first class, certified or registered United States mail. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the date of the meeting, and the notice shall be deemed to be delivered (a) when deposited in the United States mail, postage prepaid, addressed to each Member at his or her respective address as it appears on the records of the Company; or (ii) when received, if sent by hand delivery.

         6.6 WAIVERS OF NOTICE. Whenever the giving of any notice to Members is required by statute or this Agreement, a waiver thereof, in writing and delivered to the LLC signed by the person or persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Member at a meeting or execution of a written consent to any action shall constitute a waiver of notice of such meeting or action.

         6.7 PROXIES. At all meetings of the Members, a Member may vote in person or by proxy executed in writing by a Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the LLC before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

         6.8 MATTERS REQUIRING APPROVAL OF MEMBERS. Notwithstanding any other provision hereof, no action shall be taken, sum expended, decision made or obligation incurred with respect to a matter within the scope of any of the major decisions enumerated below ("MEMBER MAJOR DECISIONS"), unless such Member Major Decision has been approved by Members holding in the aggregate Percentage Interests of at least seventy-five percent (75%). The Major Decisions are:

                           (i) amendment of this Agreement;

                           (ii) the sale, exchange, assignment, mortgage, pledge or other transfer or encumbrance of a material amount of LLC property, except in the ordinary course of a Restaurant's business;

                           (iii) borrowing money in the name of the LLC or using LLC property as collateral for debt;

                           (iv) requiring any Capital Contributions to the LLC in addition to those required pursuant to Section 4.1 and Section 4.3;

                           (v) any act that would prevent the LLC from conducting its business, operating the Restaurants, or would constitute a breach of or default under a Franchise Agreement or the Development Agreement;

                           (vi) confession of a judgment on behalf of the LLC;

                           (vii) submission of an LLC claim or liability to arbitration;

                           (viii) the lending of money or extension of credit to anyone or the guarantee of the obligations of another party, except with respect to credit purchases of goods and services by customers of a Restaurant, in the normal course of business;

                           (ix) the sale, assignment, mortgage, pledge or other transfer or encumbrance of a Member's interest in the LLC or the execution of any agreement which would purport to give to a third party any interest in the LLC, unless said transfer is accomplished pursuant to the procedures established in Article XII hereof; and

                           (x) admission of New Members.

                                  ARTICLE VII.
                                BOARD OF MANAGERS

         7.1 MANAGEMENT BY BOARD OF MANAGERS. The Members hereby unanimously agree that full responsibility for management of the business and affairs of the LLC shall be delegated to the Board.

         7.2 POWER AND AUTHORITY OF BOARD OF MANAGERS. Except as otherwise expressly provided in this Agreement, the Board (acting on behalf of the LLC) shall have the right, power, and authority to manage, operate and control the business and affairs of the LLC and to do or cause to be done any and all acts, at the expense of the LLC, deemed by the Board to be necessary or appropriate to effectuate the purposes of the LLC. Except as otherwise expressly provided in this Agreement or as may be approved by the Board, no Member shall have any authority, right or power, by virtue of being a Member, to bind the LLC, or to manage or control, or to participate in the management or control of, the business and affairs of the LLC in any manner whatsoever. Without limiting the generality of the foregoing, the Board shall have the right, power and authority on behalf of the LLC:

                  7.2.1 subject to the terms of any Franchise Agreement, to develop, review and approve policies, operating guidelines, and other key operational items for the LLC;

                  7.2.2 to elect officers of the LLC in accordance with Section 8.1;

                  7.2.3 to arrange for such personnel as may be necessary or convenient to carry out the business and affairs of the LLC;

                  7.2.4 to establish such reasonable cash reserves to provide for anticipated expenses of the LLC as the Board determines to be necessary for timely payment of such expenses; and

                  7.2.5 except as relates to a Member Major Decision, to direct the President or any other duly appointed officer of the LLC to make, execute, assign, acknowledge, and file on behalf of the LLC any and all documents or instruments of any kind which the Board may deem necessary or appropriate in carrying out the business and affairs of the LLC, including, without limitation, powers of attorney, agreements of indemnification, documents, or instruments of any kind or character, and amendments thereto.

         Except as may be approved by the Board, no Board Member, acting individually, shall have any authority, right or power, by virtue of being a Board Member, to bind the Company.

         7.3 MATTERS REQUIRING APPROVAL OF THE BOARD. Notwithstanding any other provision hereof, no action shall be taken, sum expended, decision made or obligation incurred with respect to a matter within the scope of any of the major decisions enumerated below ("BOARD MAJOR DECISION"), unless such Board Major Decision has been approved by the Board in accordance with this Article
VII:

                           (i) approval of each Pre-Opening Budget, Unit Operating Budget and Operating Budget;

                           (ii) the purchase or lease of any real property or any personal property involving a purchase price or aggregate lease payments in excess of Ten Thousand and No/100 Dollars ($10,000.00) individually, or Twenty Thousand and No/100 Dollars ($20,000.00) in the aggregate in any fiscal year, unless in each case previously approved as part of a Pre-Opening Budget or Operating Budget;

                           (iii) the making, execution or delivery, on behalf of the LLC of any promissory note, mortgage, deed of trust, security agreement, guarantee, indemnity bond, surety bond, accommodation paper or endorsement, lease or purchase agreement, or other instrument purporting to evidence any debt or obligation, and/or renewal and extension of any of the foregoing;

                           (iv) entering into any transaction with any Member or any affiliate of any Member; and

                           (v) the assignment, transfer, pledge, compromise or release of any claim of or debt owning to the LLC except upon payment in full to the LLC of such claim or debt.

         7.4 NUMBER; QUALIFICATIONS. The Board shall at all times be composed of four (4) managers (each, a "BOARD MEMBER"). Each Board Member shall be a natural person, but need not be a resident of the State of Delaware or a Member.

         7.5 ELECTION. A Majority in Interest of the Members cast in favor of each candidate for Board Member at the duly-called annual meeting of Members (or any duly-called and convened special meeting called for such purpose) shall be required for the election of each Board Member. Each Board Member shall hold office for a term of one year or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

         Notwithstanding anything herein to the contrary, the Members shall take all appropriate actions to fix and maintain a Board consisting of four (4) persons. Each Member hereby agrees to vote all of such Member's Percentage Interest in favor of the election of Zeb Hastings (representative of O'Charley's), Steve Hislop (representative of O'Charley's), Rick Arras (representative of the JV Partner) and Steve Pahl (representative of the JV Partner), as Board Members at any meeting of Members at which Board Members are to be elected. If any Board Member for any reason is unable or unwilling to serve as a Board Member, or ceases to serve as a Board Member during his term of office, the resulting vacancy on the Board shall be filled by a nominee recommended by the Member for whom such vacating Board Member was a representative (as indicated above), and each Member hereby agrees to vote all of such Member's Percentage Interest in favor of the election of such nominee at any meeting of Members at which Board Members are to be elected. Voting in favor of the Board Members as set forth herein by the Members shall include, but shall not be limited to, the voting of their Percentage Interests in the LLC, the execution of written consents, the filling of vacancies on the Board, the waiving of notice, the granting of proxies or the attending of meetings for the purpose of electing and maintaining such persons as Board Members, and the taking of such action as to prevent the removal of the Board Members.

         7.6 INITIAL BOARD OF MANAGERS. The Members do hereby elect the following persons to serve as the initial Board Members: Zeb Hastings, Steve Hislop, Rick Arras and Steve Pahl.

         7.7 VACANCIES. In the event of any vacancy in the office of a Board Member as a result of the death, incapacity, resignation or removal of a Board Member, such vacancy shall be filled by the Member for whom such vacating Board Member was a representative (as indicated in Section 7.5). The Board Member elected to fill any vacancy shall hold office until the next annual meeting of the Members for the election of Board Members and until such Board Member's successor is duly elected and qualified.

         7.8 REMOVAL OF BOARD MEMBERS. Any Board Member may be removed, with or without cause, by the Member for whom such Board Member was a representative (as indicated in Section 7.5).

         7.9 MEETINGS OF THE BOARD. Regular meetings of the Board shall be held at least monthly on such date and at such place and time as may be fixed from time to time by the Board (unless such meeting shall be waived by all of the Board Members). Regular meetings of the Board shall be held on not less than ten
(10) days' notice to all Board Members. Special meetings of the Board may be called by the President and shall be called by the President or Secretary upon the request of any Board Member, upon two (2) days' notice to all Board Members. No business shall be acted upon at a special meeting that is not stated in the notice of the meeting unless approved by the Board. Meetings of the Board may be held by conference telephone or other communications equipment by means of which all participating Board Members can simultaneously hear each other during the meeting.

         7.10 QUORUM. No action may be taken at a meeting of the Board unless a quorum consisting of at least a majority of the Board Members then in office is present in person or by proxy.

         7.11 ACTION BY WRITTEN CONSENT. Any action which may be taken by the Board under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by all of the Board Members.

         7.12 VOTING RIGHTS; REQUIRED VOTES. Each Board Member shall be entitled to cast one vote with respect to any matter coming before the Board. Any action required or permitted to be taken by the Board must be approved by the affirmative vote of a majority of the Board Members then in office.

         7.13 BOARD IMPASSE. In the event of and during the continuance of a "BOARD IMPASSE" as hereinafter defined, the Board shall elect an Independent Board Member (as hereinafter defined) whose vote as a member of the Board in accordance with the provisions of this Article VII shall be used to resolve the Board Impasse. A Board Impasse shall mean a decision on a matter to be approved by the Board which has not been resolved after three (3) attempts to reach approval on such matter in accordance with this Article VII. The term "INDEPENDENT BOARD MEMBER" shall mean a Board Member who is not and has not been at any time during the preceding five (5) years: (i) a stockholder, director, officer, employee or partner of O'Charley's or the JV Partner or any of their respective affiliates; (ii) a customer, supplier or other person who derives more than ten percent (10%) of its purchases or revenues from its activities with O'Charley's or the JV Partner or any of their affiliates; (iii) a person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. As used herein, the term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise. The Independent Board Member shall also be a person with a minimum of ten (10) years of top executive-level experience in the casual dining segment of the restaurant industry, all as may be determined in good faith to be mutually acceptable to O'Charley's and JV Partner. Upon selection and agreement of the Independent Board Member to same, such Independent Board Member shall be entitled to be paid a reasonable fee or compensation by the LLC for such service and shall be fully indemnified and held harmless for his actions by the LLC and its Members absent willful misconduct in fulfilling his duties.

         7.14 NOTICE OF BOARD MEETINGS. Written or printed notice stating the place, date, and time of any meeting and, in the case of any special meeting, a statement of the purposes of the meeting and the person or persons calling the meeting, shall be sent by hand delivery or by first class, certified or registered United States mail. Such notice shall be deemed to be delivered (a) when deposited in the United States mail, postage prepaid, addressed to each Board Member at his or her respective address as it appears on the records of the Company; or (ii) when received, if sent by hand delivery.

         7.15 WAIVERS OF NOTICE. Whenever the giving of any notice to Board Members is required by statute or this Agreement, a waiver thereof, in writing and delivered to the LLC signed by the Person or Persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Board Member at a meeting or execution of a written consent to any action shall constitute a waiver of notice of such meeting or action, except when a Board Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called.

         7.16 COMPENSATION OF BOARD MEMBERS. Board Members, as such, shall not receive any compensation for their services; provided that nothing herein contained shall be construed to preclude any Board Member from serving the LLC in any other capacity and receiving compensation therefor.

         7.17 RESIGNATIONS. Any Board Member may resign at any time by giving written notice to the Board or to the President or the Secretary of the Company. Any such resignation shall take effect at the time specified therein, or, if no time is specified, upon receipt thereof, and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

         7.18 FIDUCIARY RELATIONSHIP. No Board Member shall be liable to the LLC or its Members for monetary damages for breach of fiduciary duty as a Board Member or otherwise liable, responsible or accountable to the LLC or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of a Board Member (i) for any breach of the Board Member's duty of loyalty to the LLC or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Board Member received any improper personal benefit.

         7.19 DELEGATION OF RIGHTS AND AUTHORITY. Except as otherwise expressly provided in this Agreement, neither the Board nor any Member or Board Member may delegate to any Person or Persons the rights and powers of the Board or of such Member or Board Member to manage and control the business and affairs of the Company.

         7.20 NO EXCLUSIVE DUTY. Each Member and Board Member may have other business interests and may engage in other activities in addition to those relating to the LLC. Neither the LLC nor any Member or Board Member shall have any right to share or participate in such other investments or activities of any other Member or Board Member based on the fact that each are members of the LLC. No Member or Board Member shall incur any liability to any other Member or the LLC as a result of engaging in any other business or venture.

                                  ARTICLE VILI.
                                    OFFICERS

         8.1 NUMBER, ELECTION AND TERM OF OFFICE. The officers of the LLC shall be a President and Chief Executive Officer, and a Secretary, and may at the discretion of the Board include one or more Vice Presidents, a Treasurer, Assistant Secretaries, Assistant Treasurers and other officers. The initial officers shall be Rick Arras, the LLC's President and Chief Executive Officer, Jeff Williams, the LLC's Secretary, Sandra Cary, the LLC's Assistant Secretary, and Steve Pahl, the LLC's Executive Vice President and Chief Operating Officer, all of whom shall hold their respective offices until the first meeting of the Board held immediately after the first annual meeting of the Members for the election of Board Members and until their successors are duly elected and qualified. The officers of the LLC subsequently shall be elected annually by the Board at its first meeting held after the annual meeting of the Members for the election of Board Members and shall hold their respective offices until their successors are duly elected and qualified or until their earlier death, resignation or removal. Except as otherwise provided by law, any number of offices may be held by the same person.

         8.2 PRESIDENT. Subject to the direction of the Board and the provisions of this Agreement, the President and Chief Executive Officer (i) shall have full responsibility and authority for management of the day-to-day operations of the LLC and (ii) shall perform other duties customarily performed by a chief executive officer.

         8.3 SECRETARY. The Secretary, at the direction of the Board, shall prepare and distribute promptly to each Board Member written minutes of all meetings of the Board. The Secretary shall also be responsible for preparing and distributing to the Board Members any notices received by the LLC or otherwise called for by this Agreement to be given by the LLC.

         8.4 OTHER OFFICERS. The Board may appoint such other officers and agents of the LLC as the Board shall deem necessary or appropriate to carry out the business of the LLC upon such terms and conditions as the Board may determine. Any such officer shall hold his or her respective office for the term specified by the Board unless earlier removed by the Board.

         8.5 RESIGNATION. Any officer or agent of the LLC may resign at any time by giving written notice to the Board or to the President or the Secretary of the LLC. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof, and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

         8.6 REMOVAL; VACANCIES; TRANSFER OF DUTIES. Any officer or agent of the LLC may be removed from office, with or without cause, by the Board at a meeting called for that purpose. Any vacancy in the office of President and Chief Executive Officer or Secretary for any reason shall be filled by a person designated by the Board for the unexpired term of the vacant office. The Board, in its sole and absolute discretion, may transfer the power and duties, in whole or in part, of any officer to any other officer, or persons, notwithstanding the provisions of this Agreement, except as otherwise provided by the laws of the State of Delaware.

         8.7 COMPENSATION. The officers of the LLC shall be entitled to aggregate annual compensation to be treated as an expense of the LLC in an amount determined by the Board based upon the compensation guidelines attached hereto as Exhibit B, as such guidelines may be amended hereafter from time to time by the approval of the Board. Such compensation shall be allocated or divided among the officers of the LLC not affiliated with O'Charley's in such manner as the JV Partner shall determine, with the approval of the Board (which approval shall not be unreasonably withheld).

         8.8 THIRD PARTY RELIANCE. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the officers of the LLC as set forth herein.

                                   ARTICLE IX.
                                 INDEMNIFICATION

         9.1 AUTHORITY TO INDEMNIFY. The LLC shall indemnify, and upon request may advance expenses to, any Member, Board Member, officer, employee, or agent of the LLC, including without limitation the Independent Director, if any, or any person who is serving at the request of the LLC in any such capacity with another Entity, to the extent, consistent with public policy, permitted by applicable law.

         9.2 INSURANCE. The LLC shall purchase and maintain insurance on behalf of an individual who is or was a Board Member, officer, employee, independent contractor, or agent of the LLC or who, while a Board Member, officer, employee, independent contractor, or agent of the LLC, is or was serving at the request of the LLC as a manager, officer, employee, independent contractor, agent, partner, or trustee of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual's status as a Board Member, officer, employee, independent contractor or agent of the LLC whether or not the LLC would have the power to indemnify such individual against the same liability as provided in Section 9.1 hereof.

         9.3 NON-EXCLUSIVE RIGHT. The indemnification granted pursuant to or provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled, whether contained in this Article IX, the Certificate of Formation, in the Act, in a resolution of the Members, in a resolution of the Board or an agreement providing for such indemnification. This Section 9.3 does not limit the LLC's power to pay or reimburse expenses incurred by any person in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been named defendant or respondent to the proceeding.

                                   ARTICLE X.
                                 FISCAL MATTERS

         10.1 BOOKS AND RECORDS. Full and accurate books and records of the LLC (including without limitation all information and records required by the Act) shall be maintained in accordance with accounting principles generally accepted in the United States at its principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the LLC's business and affairs. All Members shall have the right to inspect and copy the books and records of the LLC, during regular business hours, at the LLC's principal place of business, upon provision of notice in writing by any Member to the LLC at least five (5) business days before the date on which such Member desires to inspect and copy said books and records.

         10.2 FISCAL YEAR. The fiscal year of the LLC shall end on the last Sunday in December of each year.

         10.3 ACCOUNTING SERVICES. O'Charley's will provide all accounting for the LLC, including banking and treasury functions, credit card processing, general ledger accounting, financial reporting, accounts payable processing, fixed assets and such other accounting related services as O'Charley's and the LLC shall mutually agree. Notwithstanding the foregoing sentence, O'Charley's obligation to provide the accounting services described above shall terminate in the event the JV Partner exercises the JV Partner Purchase Option. Either Member shall have the right to inspect and make copies (at its own expense) of all accounting records and work papers of the LLC, whether maintained by O'Charley's or the LLC, on reasonable request, during normal business hours and on reasonable notice.

         10.4 TAX STATUS. Each of the Members recognizes that it is the intention of the LLC to be treated as a "partnership" for federal and all relevant state tax purposes and (ii) the LLC will be treated as a "partnership" for federal and all relevant state tax purposes and shall make all available elections to be so treated. All provisions of the LLC's Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. Within ninety (90) days after the end of each fiscal year, the LLC will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-I and such other information, if any, with respect to the LLC as may be necessary for the preparation of each Member's federal, state or local income tax (or information) returns, including a statement showing each Member's share of income, gain or loss, and credits for the fiscal year.

         10.5 TAX MATTERS MEMBER. O'Charley's shall be the initial Tax Matters Member. The TMM shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of all proceedings. The TMM shall have all the powers provided to a tax matters partner under Sections 6221 through 6233 of the Code, including the specific power to extend the statute of limitations with respect to any matter that is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from LLC items. The TMM may resign the position by giving thirty (30) days' written notice to the Board, whereupon the Board shall promptly vote to designate a new TMM. The Board may, without cause, remove the TMM, whereupon the Board shall promptly vote to designate a new TMM. The TMM shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the LLC.

         10.6 PRE-OPENING BUDGET. Within ninety (90) days of the scheduled opening of any Restaurant under the Development Agreement, the President and Chief Executive Officer shall prepare and submit to the Board for its consideration and approval a budget ("PRE-OPENING BUDGET") setting forth the estimated costs and expenditures of the LLC for the establishment and operation of such Restaurant through the first day of opening to the public. The Pre-Opening Budget shall set forth, without limitation, cost of land, estimated lease costs, costs of improvements to the Restaurant premises, furniture, fixtures and equipment, training and payroll, supplies, inventory, and advertising. The Board shall approve or disapprove of the Pre-Opening Budget in writing within thirty (30) days after its submission. Subject to the foregoing and upon approval of a Pre-Opening Budget, the President and Chief Executive Officer shall implement the Pre-Opening Budget under the direction of the Board and shall be authorized, without the need for further approval to make the expenditures and incur the obligations provided for in the Pre-Opening Budget. The President and Chief Executive Officer shall not have authority, without the further consent of the Board, to deviate materially from the Pre-Opening Budget. For purposes of this Section 10.6, a material deviation means a deviation of ten percent (10%) or more in any expense category set forth in the Pre-Opening Budget.

         10.7 UNIT OPERATING BUDGET. Within sixty (60) days of the scheduled opening of any Restaurant under the Development Agreement, the President and Chief Executive Officer shall prepare and submit to the Board for its consideration and approval a budget ("UNIT OPERATING BUDGET") setting forth the estimated costs and expenditures of the LLC for operation of such Restaurant for the first year of its operation following the opening to the public. The Board shall approve or disapprove of the Unit Operating Budget in writing within thirty (30) days after its submission. Subject to the foregoing and upon approval of a Unit Operating Budget, the President and Chief Executive Officer shall implement the Unit Operating Budget under the direction of the Board and shall be authorized, without the need for further approval to make the expenditures and incur the obligations provided for in the Unit Operating Budget. The President and Chief Executive Officer shall not have authority, without the further consent of the Board, to deviate materially from the Unit Operating Budget. For purposes of this Section 10.7, a material deviation means a deviation in any expense category of more than either Ten Thousand and No/100 Dollars ($10,000.00) in any four week accounting period or Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate during any fiscal year.

         10.8 OPERATING BUDGET. Within sixty (60) days prior to the beginning of each fiscal year, the President and Chief Executive Officer shall prepare and submit to the Board for its consideration and approval a budget ("OPERATING BUDGET"), setting forth the estimated costs and expenditures of the LLC for the next fiscal year. The Board shall approve or disapprove an Operating Budget in writing within thirty (30) days of its submission. Subject to the foregoing and provided the President and Chief Executive Officer shall not deviate materially therefrom without the consent of the Board, upon approval of an Operating Budget, the President shall implement the Operating Budget and shall be authorized, without the need for further approval to make the expenditures and incur the obligations provided for in the Operating Budget. For purposes of this
Section 10.8, a material deviation means a deviation in any expense category of more than either Ten Thousand and No/100 Dollars ($10,000.00) in any four week accounting period or Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate during any fiscal year.

                                   ARTICLE XI.
                 ASSIGNMENT AND TRANSFER OF MEMBERSHIP INTERESTS

         11.1 TRANSFER OF MEMBERSHIP INTERESTS. Except as otherwise provided in this Article XI, a Member may not Assign all or any part of such Member's Membership Interest in the LLC (including any Financial Rights, Governance Rights, or other rights pertaining to a Membership Interest) to any person without the prior written consent of the Members. Neither JV Partner, nor any member of JV Partner, nor any successor or assign of JV Partner or any member of JV Partner shall sell, assign, transfer, convey, give away, pledge, mortgage or otherwise dispose of or encumber any direct or indirect interest in JV Partner without the prior written consent of O'Charley's. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of O'Charley's shall be null and void. Securities or other ownership interests in JV Partner may be offered to prospective investors, including existing investors, by private offering or otherwise, only with the prior written consent of O'Charley's. O'Charley's shall have the right to Assign all or any part of its Membership Interest in the LLC (including any Financial Rights, Governance Rights or other rights pertaining to its Membership Interest) on the terms set forth in Article VIII of the Development Agreement.

         11.2 RESTRICTIONS ON ASSIGNMENT NOT UNREASONABLE. Each of the Members hereby agrees and acknowledges that the restrictions on Assignment contained in this Article XI are not unreasonable in view of the nature of the parties and their relationships to one another and the nature of the business of the LLC.

         11.3 ADMISSION OF NEW MEMBERS. An Assignment effected in accordance with this Article XI shall become effective and the assignee shall become a New Member and entitled to the rights of a Member under this Agreement upon (a) executing a copy of this Agreement and agreeing to be bound hereby and (b) delivering such executed copy to the LLC in accordance with Section 13.1 hereof. Upon receipt of such executed copy, the LLC will cause Exhibit A to be amended appropriately and will deliver to all Members, including the New Member, in accordance with Section 13.1 hereof, a copy of amended Exhibit A.

         11.4 RIGHTS AND OBLIGATIONS OF FORMER MEMBERS. A Member who Assigns all of his, her, or its Membership Interest shall cease to be a Member; provided, however, that such former Member or any Successor shall remain liable to the LLC
(a) for any obligations of such Member for wrongful distributions under Section 18-607 of the Act, and (b) pursuant to any contribution agreements with the LLC existing at the time of the Assignment of all such Membership Interest.

         11.5 JV PARTNER PURCHASE OPTION. In the event that the LLC (i) has opened three (3) Restaurants in accordance with the Development Agreement; (ii) is not in default of the terms of any of the Franchise Agreements or this Agreement; and (iii) has received a commitment for financing the remaining Restaurants under the Development Agreement on terms reasonably satisfactory to O'Charley's, the JV Partner shall thereupon have the right, but not the obligation, for a period beginning on the date that is six (6) months following the opening of the third Restaurant under the Development Agreement and ending on the date that is twenty-five (25) months after the opening of the third Restaurant under the Development Agreement, to purchase all, but not less than all, of O'Charley's' Membership Interest in the LLC by giving written notice (the "JV ELECTION NOTICE") to the LLC and O'Charley's. As a condition to the JV Partner's exercise of such option, the JV Partner (or the LLC) will be required at Closing to: (a) pay O'Charley's the amount set forth in the table below for each of the three (3) Restaurants based on the trailing twelve (12) months' Gross Sales for each Restaurant at the time of the exercise of the option, it being understood that for any Restaurant that has been open less than twelve
(12) months, the Gross Sales shall be determined by annualizing the average monthly Gross Sales for each full month of any such Restaurant's operation; (b) pay O'Charley's the applicable development fees for the exclusive right to develop the remaining Restaurants under the terms of the Development Agreement;
(c) continue to pay the royalty and other fees under the Franchise Agreements for the existing and future Restaurants; (d) pay all amounts outstanding under the Revolving Loan Agreement; (e) obtain a release of O'Charley's' guaranty of any debt or other obligations of the LLC, including the Loan Program; and (f) provide satisfactory evidence to O'Charley's of the commitment for financing referred to in subsection (iii) above.

ANNUALIZED RESTAURANT GROSS SALES                      PAYMENT PER RESTAURANT
-----------------------------------------------------------------------------
Less than $2.7 Million                                       $175,000.00
$2.7 Million > $2.8 Million                                  $150,000.00
$2.8 Million > $2.9 Million                                  $125,000.00
$2.9 Million > $3.0 Million                                  $100,000,00
Greater than $3.0 Million                                    $ 50,000.00

         11.6 O'CHARLEY'S PURCHASE OPTION. In the event that (i) the JV Partner does not exercise its option to purchase O'Charley's' Membership Interest in the LLC pursuant to Section 11.5 hereof prior to the expiration of such option; (ii) the JV Partner is not entitled to exercise its option to purchase O'Charley's' Membership Interest pursuant to Section 11.5 hereof; or (iii)

O'Charley's has terminated the Development Agreement or any of the Franchise Agreements in accordance with their terms, O'Charley's shall thereupon have the right for a period of 180 days thereafter, but not the obligation, to purchase all, but not less than all, of the JV Partner's Membership Interest in the LLC by giving written notice (the "O'CHARLEY'S NOTICE") to the LLC and the JV Partner. As a condition to O'Charley's exercise of such option, O'Charley's will be required at the Closing to: (a) pay the JV Partner the amount set forth in the table below for each of the then-existing Restaurants based on the trailing twelve (12) months' Gross Sales for each Restaurant at the time of the exercise of such option, it being understood that for any Restaurant that has been open less than twelve (12) months, the Gross Sales shall be determined by annualizing the average monthly Gross Sales for each full month of any such Restaurant's operation; and (b) obtain a release of the JV Partner's guaranty of any debt or other obligations of the LLC.

ANNUALIZED RESTAURANT GROSS SALES                      PAYMENT PER RESTAURANT
-----------------------------------------------------------------------------
Less than $2.7 Million                                       $ 50,000.00
$2.7 Million > $2.8 Million                                  $ 75,000.00
$2.8 Million > $2.9 Million                                  $125,000.00
$2.9 Million > $3.0 Million                                  $150,000.00
Greater than $3.0 Million                                    $200,000.00

         11.7 CLOSING. The sale or purchase of any Member's Membership Interest, or portion thereof, pursuant to this Article XI and payment therefor (the "CLOSING") shall take place at the principal offices of the LLC on such date as the parties to the transaction may, acting reasonably, agree upon. At Closing, in addition to any obligations of the selling Member set forth in Section 11.5, the selling Member shall deliver to the purchasing Member the following executed documentation, in form reasonably acceptable to the purchasing Member:

                           (i) An assignment of its Membership Interest;

                           (ii) The resignation of each of its designees who are acting as members of the Board or officers of the LLC;

                           (iii) A representation and warranty by the selling Member that its Membership Interest is free and clear of all options, liens, charges and encumbrances whatsoever, which representation and warranty will survive Closing and will continue forever;

                           (iv) A general release of all claims against the LLC and the purchasing Member relating to LLC matters; and

                           (v) Such other documentation as the purchasing Member may reasonably require in order to vest in the purchasing Member or its designee full right, title and interest in and to the Membership Interest of the selling Member.

At Closing, the purchasing Member will deliver to the selling Member (i) the purchase price in immediately available funds and (ii) an indemnity indemnifying the selling Member against any claims arising from the conduct of the business of the LLC from and after the time of Closing.

                                  ARTICLE XII.

         DISSOLUTION, WINDING UP, AND TERMINATION OF THE LLC'S EXISTENCE

         12.1 TERM. The duration of the LLC shall be perpetual and shall continue until terminated in accordance with the provisions of this Agreement or the Act.

         12.2 EVENTS CAUSING DISSOLUTION AND WINDING UP. The LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events (individually, a "DISSOLUTION EVENT"):

                           (i) At any time with the prior approval of a Majority of interest of the Members; or

                           (ii) As may be otherwise required by law.

Upon the occurrence of a Dissolution Event, the LLC shall be terminated when the winding up of the LLC's affairs has been completed following dissolution.

         12.3 WINDING UP AFFAIRS ON DISSOLUTION. Upon dissolution of the LLC, the officers, Board Members or other persons required or permitted by law to carry out the winding up of the affairs of the LLC shall promptly notify all Members of such dissolution; shall wind up the affairs of the LLC; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the LLC; and, after collecting the debts and obligations owed to the LLC and after paying or providing for the payment of all liabilities and obligations of the LLC, shall distribute any remaining assets to the Members in accordance with the positive balances in their respective Capital Accounts. In the event of a distribution of assets in kind (in whole or in part), the fair market value of the assets shall be determined and each Member's Capital Account shall be adjusted as if such asset were sold for its fair market value. Each Member shall receive an undivided interest in the assets of the LLC equal in value to the portion of the proceeds to which the Member would have been entitled if the assets had been sold or otherwise converted to cash at the assets' fair market values and the distribution had been solely in the form of a cash distribution. Division of the property may be made on a non-pro rata basis upon the consent of all of the Members, so that certain Members own certain assets while other Members own other assets. In the event the LLC is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all periods, including the period during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the LLC with respect to such deficit, and such deficit shall not be considered a debt owed to the LLC or to any other person for any purpose whatsoever.

         12.4 WAIVER OF RIGHT TO PARTITION AND DECREE OF DISSOLUTION. As a material inducement to each Member to execute this Agreement, each Member covenants and represents to each other Member that, during the period beginning on the date of this Agreement, no Member, nor such Member's heirs, representatives, successors, transferees, or assigns, will attempt to make any partition whatever of the assets of the LLC or any interest therein whether now owned or hereafter acquired, and each Member waives all rights of partition provided by statute or principles of law or equity, including partition in kind or partition by sale. The Members agree that irreparable damage would be done to the goodwill and reputation of the LLC if any Member should bring an action in a court to dissolve the LLC. The Members agree that there are fair and just provisions for payment and liquidation of the interest of any Member in the LLC, and fair and just provisions to prevent a Member from selling or otherwise alienating his or her interest in the LLC. Accordingly, each Member hereby waives and renounces his, her or its right to such a court decree of dissolution or to seek the appointment by court of a liquidator or receiver for the LLC.

         12.5 DEEMED CONTRIBUTION AND DISTRIBUTION. In the event the LLC is terminated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the property shall not be liquidated, the LLC's debts and other liabilities shall not be paid or discharged, and the LLC's affairs shall not be wound up. Instead, solely for federal income tax purposes, the LLC shall be deemed to have contributed all property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the LLC will be deemed to liquidate by distributing interests in the new limited partnership to the Members.

                                  ARTICLE XIII.
                               GENERAL PROVISIONS

         13.1 NOTICES. All notices and other communications required or permitted to be given in respect of this Agreement shall be in writing, and sent by facsimile, courier service, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid). Written notice by the LLC to the Members is effective when mailed, if mailed and correctly addressed to the Member's address as reflected in the LLC's records. Written notice to the LLC may be addressed to the LLC's registered agent at its registered office or to the LLC's Secretary at the LLC's principal executive office. Written notice to the LLC is effective at the earliest of the following:
(a) when received; (b) five (5) days after its deposit in the United States mail, if correctly addressed and first class postage affixed thereon; or (c) on the date shown in the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

         13.2 INTEGRATION. This Agreement embodies the entire agreement and understanding among the Members relating to the formation and operation of the LLC and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.

         13.3 APPLICABLE LAW. This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and specifically the Act. All actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the state or federal courts located in or for Davidson County, Tennessee. Each party hereby unconditionally and irrevocably consents to the jurisdiction of such courts and waives its rights to bring any action or proceeding against the other party except in such courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any party seeks to enforce its right under this Agreement by joining another party to a judicial proceeding before a jury in which such third party is a party, the parties will request the court to try the claims between the parties to this Agreement without submitting the matter to the jury.

         13.4 SEVERABILITY. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

         13.5 BINDING EFFECT. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors, transferees and assigns.

         13.6 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice-versa. Titles and Articles are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

         13.7 AMENDMENT. This Agreement may be amended, modified, or supplemented in writing (a) with the consent of the Members as required in
Section 6.8 and (b) with respect to Exhibit A hereto, under the circumstances set forth in Section 4.6. No other written or oral agreement, understanding, instrument or writing other than this agreement or any amendment hereto shall constitute part of the limited liability company agreement of the LLC. Notwithstanding anything herein to the contrary, no amendment or modification that disproportionately affects the interests of any Member in the capital, Net Profits or Net Losses of, or distributions or allocations with respect to, the LLC shall be effective as to any Member unless the same has been set forth in a document duly executed by such Member.

         13.8 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

         13.9 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         13.10 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Members may have by law, statute, ordinance, or otherwise.

         13.11 HEIRS, SUCCESSORS, AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Members hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

         13.12 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the LLC.

         13.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         13.14 INTERPRETATION OF ADDITIONAL DOCUMENTS. The parties hereby agree that, to the extent that any provision of any of the other documents entered into by and among the parties hereto and the LLC (or any of them) in connection with the Development Agreement (including, without limitation, the Development Agreement, the Revolving Loan Agreement, the Master Secured Promissory Note and the Security Agreement) is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

                           [SIGNATURE PAGE TO FOLLOW.]

         IN WITNESS WHEREOF, the undersigned hereby agrees, acknowledges and certifies that the foregoing Agreement constitutes the limited liability company agreement of Wi-Tenn Restaurants, LLC, adopted by the Members of the LLC as of the 8th day of November, 2004.

                                    WI-TENN INVESTORS, LLC

                                    By:   /s/ Richard K. Arras
                                        ----------------------------------------
                                        Richard K. Arras, Authorized Member

                                    O'CHARLEY'S INC.

                                    By:   /s/ Gregory L. Burns
                                        ----------------------------------------
                                    Name: Gregory L. Burns
                                    Title: Chairman and CEO

                                    EXHIBIT A

                  Members Name and Address Capital Contribution Membership Percentages

  MEMBER'S NAME AND ADDRESS:                       CAPITAL CONTRIBUTION:               MEMBERSHIP PERCENTAGES:
--------------------------------------------------------------------------------------------------------------
Wi-Tenn Investors, LLC                                  $250,000.00                              50%
5182 Colleton Way
Brentwood, Tennessee  37027

O'Charley's Inc.                                                 -0-                             50%
3038 Sidco Drive
Nashville, Tennessee  37204

                                                        -----------                             ---
                  TOTAL:                                $250,000.00                             100%
                                                        ===========                             ===

                                    EXHIBIT B

                             COMPENSATION GUIDELINES

                                   (attached)

SALARY COMPENSATION GUIDELINES

   1. The annual salary drawn by this Joint Venture Partner will be $100,000 paid weekly.

   2. This draw will commence no sooner than 120 days before the projected opening of the first restaurant.

   3. Ninety days after the opening of the first restaurant the Board of Directors will conduct a financial analysis based on actual results and projected annual results to determine the fixed charge coverage ratio as defined by the financing documents. If the fixed charge coverage ratio as determined by the Board (including the projected salary increase) meets or exceeds 1.35/1, the Board will grant an annual salary increase of $25,000 to be paid weekly. This will increase the annual salary to $125,000.

   4. Ninety days after the opening of the second restaurant the Board of Directors of the LLC will conduct a financial analysis based on consolidated actual and projected results to determine the fixed charge coverage ratio as defined by the financial documents. If the fixed charge coverage ratio as determined by the Board (including the projected salary increase) meets or exceeds 1.4/1 the Board will grant an additional annual salary increase of $50,000 to be paid weekly. This will increase the annual salary to $175,000.

   5. The Board will conduct a financial analysis approximately every ninety days to determine the fixed charge coverage ratio as defined by the financial documents. If at any time the analysis produces an actual or projected fixed charge coverage ratio of less than the defined amounts above the Board will reduce the annual salary compensation to appropriate levels but not below the original base salary of $100,000.

                                    EXHIBIT C

                              DEVELOPMENT AGREEMENT

                                   (attached)

                                       38